EXHIBIT 99.1

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

We wish to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is filing this cautionary statement in connection with such safe harbor legislation.

Our Form 10-K or any other written or oral statements made by or on behalf of us may include "forward-looking statements" as defined in the Act. The words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project" and similar expressions identify such forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance, and we wish to caution investors that any forward-looking statements made by or on behalf of us are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the factors listed below (many of which have been discussed in our prior filings with the Securities and Exchange Commission).

Although we have attempted to identify important factors, we wish to caution investors that other factors might in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time, and it is not possible for our management to predict all of such factors, nor can our management assess the impact of each such factor on the business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Investors are further cautioned not to place undue reliance on such forward-looking statements because such statements reflect our views only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  Company Risks


We experienced overall losses in recent operating periods, and these losses may continue

         We experienced after-tax losses of $1.7 million during the fiscal year ended March 31, 2000. We are depending on our online brokerage business, particularly our private label growth strategy, to provide a significant portion of our future revenues. However, we cannot assure you that our growth strategy will prove to be successful or that we will realize sufficient revenues in future operating periods to become profitable.

Our online brokerage business is in an early stage of development and may not become profitable

         We began offering our online brokerage services to the public in September 1999 and incurred substantial losses due to start-up costs and a limited revenue base. We expect to spend substantial amounts to ramp-up Online Brokerage Solutions, which may not be recovered. In addition, we cannot assure you that this division will achieve sufficient revenue to absorb all expenses associated with a rapidly growing business or that market factors or other factors will not cause operating losses in the future.

We expect significant fluctuations in our quarterly operating results

We expect significant fluctuations in future quarterly operating results, which may be caused by the following factors:

     - the timing of introductions or enhancements of online brokerage services and products by us or our competitors;

     - market acceptance of private label and online brokerage services and products;

     -    changes in trading volume in the securities markets;

     -    trends in the securities markets;

     - changes in our pricing policies or in our competitors' pricing policies;

     - the success of and costs associated with acquisitions, joint ventures or other strategic relationships; and

     - changes in the level of operating expenses to support projected growth.

Due to the factors listed above, quarterly revenue and operating results are difficult to forecast. As a result, comparing our period-to-period operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. It is likely that our future quarterly results will fluctuate from time-to-time, which could adversely affect the market value of our common stock.

Because our online brokerage business is in an early stage, we cannot guarantee that customers will accept or use our online services or that we will be able to effectively manage our expansion

         We are in an early stage of development of our online brokerage business. Customer acceptance and demand for online brokerage services is uncertain due to the industry's relatively short history, rapid technological changes, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. Customers of traditional full service brokerage firms, banks or discount brokers may be slow to convert to online brokerage services for a variety of reasons, including security and privacy concerns. If the market for private label online brokerage services does not develop as we expect, our business, financial condition and operating results could be materially and adversely affected.

We must adapt to rapid technological changes to remain competitive

         The brokerage and financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. Recent legislative changes have led to increased competition and consolidation in the industry. The introduction of services or products utilizing new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. Our future success will depend, in part, on our ability to accomplish the following:

     -    develop and incorporate leading technologies;
     -    enhance our existing services and products;
     - develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers; and
     - respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         The development of new services or products or enhanced versions of existing services and products may require substantial capital to cover related expenditures. We cannot assure you that we will be successful in effectively implementing and using new technologies, adapting our services and products to emerging industry standards, or developing, introducing and marketing service and product enhancements or new services and products. Additionally, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or our new services and product enhancements may fail to adequately meet the requirements of the marketplace and achieve market acceptance. Our failure, for technical reasons or otherwise, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or to achieve market acceptance of our new services and products, could adversely and materially affect our business, financial condition and operating results.

We rely upon third parties to provide critical transaction functions

         All of our servers are leased from or housed at Digital Island, Inc. under an agreement whereby Digital Island provides turn-key maintenance of our servers that route all of our transaction traffic. Automated Financial Systems, Inc. currently provides the software systems that manage our online securities brokerage activity. We also have an agreement with Securities Industries Software Corporation, a division of ADP, to run our back office system. Finally, we contract with other vendors to produce, batch and mail our confirmations and customer reports. We do not have long-term agreements with any of these third parties, including Digital Island. As our business grows, we cannot be assured that the technology and services we require from third parties will be available. A third party contractor's inability to meet our needs could cause us to be unable to timely and accurately process our customers' transactions or maintain complete and accurate records of such transactions. In such event, we may be forced to slow the expansion of our customer base or risk the loss of customers. Our long-term objective is to develop our own systems to replace certain of these functions provided by critical third party vendors. However, for the next several years, we will continue to be dependent upon third party vendors, and there is no assurance that we will be able to successfully develop and install internal systems to provide such services, or that our systems will be cost-effective or as dependable as those of our third party vendors.

If the equipment and systems we rely upon fail or perform poorly, our customers could suffer delays in trading, which could subject us to claims for those losses and lost accounts

         Our online brokerage service receives and processes trade orders principally through the Internet and the telephone. This method of trading depends heavily on the integrity of the technology supporting it. Orders placed from the close of the stock markets one day until the opening of the next business day must be processed through our system in a short period of time prior to the opening of the stock markets. During peak trading times, our systems will be subject to heavy volume that could cause them to operate at unacceptable speeds or to fail. Any significant degradation or failure of our systems or any other systems in the trading process (e.g., online service providers, our trading engine, record keeping and data processing functions performed by third parties, and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could result in substantial customer losses and could subject us to claims or litigation for those losses or to the loss of dissatisfied customers.

We rely on strategic alliances with third parties to develop and maintain our private label customer base, and we cannot guarantee that we will be able to attract customers through these relationships

         A major facet of our growth strategy involves developing relationships with online bank service providers, small to medium-sized financial institutions and affinity groups and Internet portals. We rely on these third parties to market our services, and we expect that a large portion of our online customer base will come from persons and entities that have pre-existing customer or membership relationships with these entities and organizations. If we fail to maintain existing relationships with these online bank service providers, small to medium-sized financial institutions or affinity groups and Internet portals, or if we fail to develop new relationships, our ability to attract new customers may be impaired. We cannot assure you that our current relationships with these organizations will continue to exist, nor can we assure you that we will be able to draw customers out of these relationships. Our inability to maintain such relationships or to acquire customers from these relationships could adversely and materially affect our business, financial condition and operating results.

The extension of credit to our customers in margin and cash transactions exposes us to credit losses if customers breach their obligations to us

         We lend funds to our customers and customers of our correspondent firms as margin credit. These loans are made to customers on a secured basis, with the firm maintaining collateral in the form of saleable securities, cash or cash equivalents. In addition, cash securities transactions subject us to credit risk during the period between the execution of a trade and the settlement of such transaction by the customer.

         If our customers and correspondent firms or a customer of a correspondent firm, fail (a) to pay for their purchases, (b) to supply securities that they have sold, (c) to repay funds they have borrowed, or (d) to satisfy any other customer obligations, we may incur losses. There is no assurance that the customer or correspondent firm will satisfy obligations to us or that the collateral securing margin loans will cover the losses. In such an event, we would be required to absorb the loss.

         Our business is also subject to the risk that market declines will reduce the value of margin collateral below required coverage levels. Our agreements with margin and short account clients permit us to liquidate or buy securities if the amount of our collateral becomes insufficient. However, we may be unable to liquidate or buy securities for various reasons, including the following:

     -    the securities may not be actively traded;

     - the securities might be a large block of securities that exceeds current market demand; or

     - trading might be halted in a security for various reasons, including the issuance of a stop order.


As of March 31, 2000, customer margin loans owed to us totaled approximately $216 million.

Our failure to comply with net capital requirements could result in termination of our business

         Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Net capital is the measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. Thus, as we increase the amount of margin credit extended to our customers, our net capital requirements increase. Furthermore, we will, following the closing of the Kinnard and Steichen transactions, be subject to additional net capital requirements for each of these new broker-dealer subsidiaries. If our broker-dealer subsidiaries fail to maintain required net capital levels, we may be subject to suspension or revocation of our license, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business. Failure to meet our regulatory minimum net capital requirements could require us to cease business.

We may incur significant losses from our trading and investment activities due to market fluctuations and volatility

         We generally maintain trading and investment positions in the fixed income, currency and equity markets. To the extent that we own securities (have long positions) in any of those markets, a downturn in those markets could result in material losses from a decline in the value of those long positions. Conversely, to the extent that we have sold securities that we do not own (have short positions) in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time-to-time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate, or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

We may not complete the Steichen and Kinnard mergers

         While we have entered into definitive agreements with respect to the Steichen and Kinnard transactions, the completion of those transactions remains subject to many conditions. We cannot assure you that either merger will be completed. The completion of either merger is not contingent upon the completion of the other. If either merger is not completed, we will be required to absorb the expenses and costs associated with the evaluation and negotiation of, and the preparation for closing of, the mergers. We expect that the Steichen and Kinnard acquisitions will improve our fixed charge coverage, i.e., our ability to pay scheduled principal and interest on our debt. Additionally, we are obligated to release $1.0 million currently held in escrow to Kinnard if we fail to complete that merger due to, among other things, our knowing action or inaction.

Failure to successfully integrate the Steichen and Kinnard businesses will negatively affect our ability to realize potential efficiencies

         Although we intend to operate Steichen as a separate entity, following the completion of the Kinnard and Steichen mergers, we will be required to integrate the operations, technology and services of these organizations into our own organization. This integration must occur in a timely and efficient manner. Additionally, we will want to retain key personnel from both organizations. Following integration of the organizations, we face the risk that expected revenue growth and synergistic benefits may not materialize. Our failure to successfully integrate these organizations or to successfully manage the challenges presented during and following the integration process may result in our not achieving the anticipated potential benefits of the acquisitions. Any delay encountered in the transition process could materially and adversely affect our operations and financial condition.

Our success depends upon the services of key personnel

         For the foreseeable future, we will place substantial reliance upon the personal efforts and abilities of Eldon C. Miller, Chairman of the Board and Chief Executive Officer; David B. Johnson, President; and Todd W. Miller, Chief Financial Officer. The loss of services of any of these individuals likely would materially and adversely affect our business, financial condition and operating results.

We cannot guarantee that we will be able to retain existing personnel and attract and retain additional personnel to support the growth of our business

         Our success is dependent upon our ability to retain and hire highly skilled personnel. As our business grows, we will need to hire many additional employees. We face intense competition from other broker-dealers in hiring experienced and licensed personnel. Additionally, we face a tight and expensive employment market in general, particularly for skilled programmers, customer service representatives and systems maintenance personnel. We cannot assure you that we will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

Our management exercises substantial control over our business

         As of March 31, 2000, our directors and executive officers beneficially owned, in the aggregate, approximately 16,300,000 shares of our common stock, representing approximately 75% of our common stock outstanding. Eldon C. Miller, David B. Johnson, Paul R. Kuehn and Stanley D. Rahm directly or indirectly own approximately 67% of our common stock. Additionally, we will issue approximately 4,300,000 shares of our common stock, or approximately 20% of our then outstanding common stock, to John E. Feltl, the Chief Executive Officer and principal shareholder of Steichen, upon completion of the Steichen transaction. After completion of the Steichen transaction, Messrs. Miller, Johnson, Kuehn, Rahm and Feltl will own approximately 73% of our outstanding common stock. Accordingly, they will control matters requiring approval of our shareholders, including the election of our Board of Directors.

The Securities and Exchange Commission and the National Association of Securities Dealers could require us to change or discontinue our method of compensating entities

         Many of the third parties with which we contract to provide access to our online trading services are not currently registered with the Securities and Exchange Commission (the "SEC") as broker-dealers under the Securities and Exchange Act of 1934, as amended. If we compensate these third parties so that they have a salesperson's stake in the securities transactions, they may be considered to be acting as broker-dealers. Based on prior National Association of Securities Dealers ("NASD") interpretations, we believe we may compensate financial institutions based on the value of the transactions. However, we cannot guarantee that the NASD will not change its current position on compensation of financial institutions. Additionally, no definitive interpretations exist as to compensation of non-financial institutions. Currently, we compensate such third parties based on the number of orders executed through their portals. The possibility exists that a referral fee paid to a third party based on the number of new customer accounts or orders executed could cause the third party to be deemed a broker-dealer. In such case, we may be required to discontinue this marketing strategy.

         We believe that our current method of compensating Internet service portals is consistent with the current position of the SEC as reflected in no-action letters. However, the possibility exists that the SEC could determine that our method of compensating portals does not meet the standards of its no-action letters, or that the SEC could change its current policy and no longer allow such compensation to non-broker-dealers. Any change in the SEC's current policy could materially and adversely affect our business, financial condition and operating results.

We cannot guarantee that we will be financially or otherwise able to make necessary acquisitions to fulfill our growth strategy or that the acquisitions we do make will be successful

         We plan to make additional strategic acquisitions of complementary brokerage and technology companies serving the securities industry to help our business grow. We cannot guarantee that we will have the financial resources to make acquisitions when they become available, nor can we guarantee that satisfactory acquisition alternatives will always be available. When we do make acquisitions, they may entail significant risks, including possible difficulty in assimilating acquired operations and products, diverting management's attention to other business concerns, amortizing acquired intangible assets, and potentially losing key employees of acquired companies. We cannot guarantee that we will be able to successfully integrate any operations, personnel, services or products that might be acquired in the future, or that any such acquisitions will enhance our business, financial condition or operating results.

We cannot guarantee the success of our encryption technology

         The secure transmission of confidential information over public networks places a significant barrier to online commerce and communication. We rely on encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will safeguard against a compromise or breach of technologies to be used by us to protect customer transaction data. Any such compromise of our security could adversely and materially affect our business, financial condition and operating results.

Our business plan will require more capital, and we cannot guarantee that we will obtain additional financing to meet future capital needs

         Our business plan will require additional capital. Each of our broker-dealer subsidiaries is required to maintain certain minimum regulatory capital amounts. We have historically retained capital in excess of minimum regulatory requirements. To the extent these broker-dealers hold customer funds, the capital requirement is much greater. In particular, growth in our clearing and customer margin business will require increasing levels of capital. Should the proportionate increase in customer margin balances outpace earnings, we may require additional capital. If we issue equity securities to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience dilution in net book value or earnings per share, or such equity securities may have rights, preferences or privileges senior to holders of our common stock. If we receive any additional debt financing, it is likely that such debt will be senior to the Convertible Notes issued in this offering. We cannot assure you that additional financing will be available when needed on terms favorable to us, if at all, or that it will not be senior to the Convertible Notes. If adequate funds are not available on acceptable terms, we may be forced to slow our growth plan and unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Our inability to do so could materially and adversely affect our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business



         We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in the loss of confidential and proprietary information, regulatory sanctions or harm to our reputation. We may not be able to detect, deter or prevent any of these types of employee misconduct.

SECURITIES INDUSTRY RISKS

Unpredictable economic and market conditions cause uncertainty in the securities industry

         The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid securities markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Our business and its profitability is affected by many factors, including the following:

     -    the volatility and price level of the securities markets;

     -    the volume, size and timing of securities transactions;

     -    the demand for investment banking services;

     -    the level and volatility of interest rates;

     -    the availability of credit; and

     - legislation affecting the business, financial communities, and the economy in general.

Any one of the above factors could adversely affect our financial condition and operating results.

If stock prices decrease, or if trading volumes decrease, commissions, investment banking and margin interest revenue, will decline

         A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in commission and clearing revenue. A market downturn could also reduce customer margin balances which would, in turn, result in reduced margin interest revenue. Similarly, unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenue, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would, therefore, be adversely affected by a sustained market downturn.

We perform underwriting, brokerage and trading services for small capitalization, emerging and start-up companies, whose securities may be particularly volatile and subject to greater risks than larger, established companies

         A large portion of our business and the business of Kinnard, through JGK, and Steichen focuses on the underwriting, brokerage and trading of securities of small capitalization, emerging and start-up companies, which may be subject to greater risks than the equity markets as a whole and, consequently, may be marketable to only a limited segment of the investing public. We believe that many small capitalization, emerging and start-up companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources, and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization, emerging and start-up companies. In particular, small capitalization, emerging and start-up companies that trade in the over-the-counter market have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Our investment banking activities subject our capital to risks

         The potential risks of our investment banking activities include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions regarding underwriters' liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial claims by securities purchasers or sellers arising out of public and private offerings of equity and debt instruments.

Our clearing operations expose us to additional potential losses

         Our clearing division provides clearing and execution services for all of our brokerage businesses, as well as for our correspondent firms. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, our clearing division also assumes direct responsibility for the possession and control of customer securities and other assets, the clearance of customer securities transactions and customer account record keeping. We risk losses if correspondent firms fail to reimburse us if their customers fail or refuse to perform their obligations to us. Additionally, as a self-clearing securities firm, we are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of our competitors. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of customers and introducing brokers, could lead to civil penalties imposed by regulatory authorities as well as claims brought by customers and others.

We are subject to increasing governmental and organizational regulation

         Our business, and the securities industry generally, is subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance burdens on us. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes and regulations or the adoption of new statutes and regulations could require us to alter our methods of operation at costs which could be substantial.

We are subject to an increased risk of legal proceedings

         Many aspects of our business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. Additionally, participants in the securities industry face an increasing amount of litigation and arbitration proceedings. Underwriters and selling agents may be liable if they make material misstatements or omit material information in prospectuses and other communications regarding underwritten offerings of securities. Dissatisfied customers regularly make claims against securities firms and stockbrokers for fraud, unauthorized trading, suitability, churning, mismanagement and breach of fiduciary duty. We cannot assure you that these types of proceedings will not materially and adversely affect us. Further, while certain legal proceedings may be settled or otherwise resolved without a material adverse economic effect on us, those proceedings may still result in adverse publicity which could affect our operations.

The Nasdaq market continues to implement reforms to monitor trading, which could cause increased compliance requirements and costs

         NASD, the trade organization supervising the Nasdaq market, conducts policing of Nasdaq-listed companies. In recent years, the NASD boosted its internal compliance and monitoring programs. In addition, loosened restrictions on relationships between financial institutions and securities firms are leading to increased competition and consolidation in the industry. We face the risk that the NASD will implement further changes. For example, if the NASD's regulatory unit, NASD Regulation, Inc. ("NASDR"), combines with the New York Stock Exchange regulatory unit, we could face additional compliance requirements. We cannot fully anticipate the effects of any further Nasdaq restructuring on our operations. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Increased compliance costs or our inability to attain or maintain the listing of underwriting clients on the Nasdaq system could adversely affect our performance.

We face substantial competition within the securities industry

         In all aspects of our business, and at both the national and regional level, we compete with numerous other securities firms, commercial banks, investment banking firms, insurance companies, asset management firms, trust companies and others. Our competitors have substantially greater access to capital and other resources not available to us. In addition, many of these competitors offer a wider range of services and financial products than we do and possess greater name recognition and more extensive customer bases than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. These competitors may also be able to undertake more extensive promotional activities and offer more attractive terms and prices to their customers, possibly even sparking a price war within the brokerage business. Finally, current and potential competitors may continue to establish cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

         The general financial success of companies within the securities industry over the past several years, and the elimination of barriers between financial institutions and securities firms through the Gramm-Leach-Bliley Act, is expected to continue to attract new competitors to the industry, including banks, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Many of these companies now offer their customers certain corporate and individual financial services traditionally provided by securities firms. Due to the current trend toward consolidation in the securities industry, our competitors' success in attracting and retaining customers drawn to the convenience of one-stop shopping could adversely affect our business and our ability to grow.



         We also expect the intensely competitive market for online brokerage services to continue to evolve rapidly. We will encounter direct competition from other brokerage firms providing either telephone or online brokerage services, or both. Additionally, we compete for customer investment dollars with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

         The clearing business has become considerably more competitive over the past few years, and there are numerous large, highly visible and well-financed securities firms that either have begun offering clearing services or have attempted to increase their share of the market. Despite our efforts to remain competitive, our clearing customers may decide to discontinue using our services. In addition, there has been consolidation within the financial services industry by securities firms and other financial institutions having financial resources far greater than us. These developments have increased competition from firms with greater capital resources and possibly greater operating efficiencies than ours. We run the risk that one of our clearing competitors could create a successful private label solution for clients, which could result in fewer clearing customers for us.

         We cannot assure you that we will be able to compete effectively with current or future competitors. Likewise, we cannot assure you that the competitive pressures we face will not materially or adversely affect our business, financial condition and operating results.

Losses due to customer fraud could adversely affect our business

         We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could materially and adversely affect our business, financial condition and operating results.

New laws regarding the Internet may be passed, which could hinder our ability to deliver our online services

         The legal and regulatory environment surrounding the Internet is uncertain and rapidly changing. New laws and regulations, including securities laws and regulations, could be difficult to comply with and could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include sales and other taxes, access charges, user privacy, characteristics and quality of products and services, and other claims based on the nature and content of the Internet.

We are dependent on Internet infrastructure in conducting our business

         The successful implementation of our online business strategy will depend in large part upon the continued development of Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products for providing reliable Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, we cannot predict with any assurance whether the Internet will support increasing use. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. We cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it. Furthermore, the performance or reliability of the Internet could be adversely affected by this continued growth.

We do not expect to pay dividends in the foreseeable future

         We intend to retain all earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries' obligations to comply with the net capital rules applicable to broker-dealers.